Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-175388, 333-169673, 333-147587, 333‑128953, 333-12473, 333-66781, 333-88373, 333-51294, 333-110650, and 333-119272), Form S-2 (No. 333-83840) and Form S-3 (Nos. 333-193019, 333-127494, 333-128943, 333-38086, 333-94093, 333-52265, 333-107422, 333‑108921, 333-113045, 333-116980 333-118641 and 333-13147) of our report (which contains an explanatory paragraph related to CollabRx, Inc.’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) dated June 6, 2014 related to the consolidated financial statements of CollabRx, Inc. which appears in this Form 10-K.

/s/ Burr Pilger Mayer, Inc.

San Francisco, California
June 6, 2014